NUVEEN MULTISTATE TRUST IV

AMENDED ESTABLISHMENT AND DESIGNATION OF CLASSES

WHEREAS, on July 10, 1996, the Trustees of Nuveen Multistate Trust IV, a Massachusetts business trust (the “Trust”), acting pursuant to Sections 1 and 2 of Article IV of the Declaration of Trust dated July 1, 1996 (the “Declaration”), divided the Shares of its series into four classes of shares, Class A Shares, Class B Shares, Class C Shares and Class R Shares, effective as of that date;

WHEREAS, the Trustees of the Trust, on December 1, 2000, further divided unissued Shares of its series into a fifth class of shares, Class D Shares;

WHEREAS, the Trustees of the Trust renamed and redesignated the class of shares known as Class R Shares to Class I Shares, having all the rights and preferences theretofore applicable to the Class R shares, effective as of May 1, 2008;

WHEREAS, the Trustees of the Trust, acting at a meeting held on November 18, 2013, authorized the renaming and redesignation of the class of shares known as Class C Shares to Class C2 Shares, having all the rights and preferences heretofore applicable to the Class C shares (except for certain reinstatement and exchange privileges), and further authorized the division of unissued Shares of its series into a sixth class of shares, Class C Shares, all effective as of February 10, 2014.

NOW THEREFORE, the Trustees do hereby amend the Trust’s Establishment and Designation of Classes , effective as of February 10, 2014, as follows:

1. The six Classes of Shares are designated “Class A Shares,” “Class B Shares,” “Class C Shares,” “Class C2 Shares,” “Class D Shares” and “Class I Shares.”

2. Class A Shares, Class B Shares, Class C Shares, Class C2 Shares, Class D Shares and Class I Shares shall be entitled to all the rights and preferences accorded to Shares under the Declaration.

3. The number of Shares of each Class designated hereby shall be unlimited.

4. The purchase price of Class A Shares, Class B Shares, Class C Shares, Class C2 Shares, Class D Shares and Class I Shares, the method of determination of the net asset value of Class A Shares, Class B Shares, Class C Shares, Class C2 Shares, Class D Shares and Class I Shares, the price, terms and manner of redemption of Class A Shares, Class B Shares, Class C Shares,

Class C2 Shares, Class D Shares and Class I Shares, any conversion or exchange feature or privilege of the Class A Shares, Class B Shares, Class C Shares, Class C2 Shares, Class D Shares and Class I Shares, and the relative dividend rights of the holders of Class A Shares, Class B Shares, Class C Shares, Class C2 Shares, Class D Shares and Class I Shares shall be established by the Trustees of the Trust in accordance with the Declaration and shall be set forth in the current prospectus and statement of additional information of the Trust or any series thereof, as amended from time to time, contained in the Trust’s registration statement under the Securities Act of 1933, as amended (the “Prospectus”).

5. Each of the Class A Shares, Class B Shares, Class C Shares, Class C2 Shares, Class D Shares and Class I Shares shall bear the expenses of payments under any distribution and service agreements entered into by or on behalf of the Trust with respect to that Class, and any other expenses that are properly allocated to such Class in accordance with the Investment Company Act of 1940, or any rule or order issued thereunder and applicable to the Trust (the “1940 Act”).

6. As to any matter on which shareholders are entitled to vote, Class A Shares, Class B Shares, Class C Shares, Class C2 Shares, Class D Shares and Class I Shares of a series shall vote together as a single class; provided however, that notwithstanding the provisions of Section 4 of Article IX of the Declaration to the contrary, (a) as to any matter with respect to which a separate vote of any Class is required by the 1940 Act or is required by a separate agreement applicable to such Class, such requirements as to a separate vote by the Class shall apply, (b) except as required by (a) above, to the extent that a matter affects more than one Class and the interests of two or more Classes in the matter are not materially different, then the Shares of such Classes whose interests in the matter are not materially different shall vote together as a single Class, but to the extent that a matter affects more than one Class and the interests of a Class in the matter are materially different from that of each other Class, then the Shares of such Class shall vote as a separate class; and (c) except as required by (a) above or as otherwise required by the 1940 Act, as to any matter which does not affect the interests of a particular Class, only the holders of Shares of the one or more affected Classes shall be entitled to vote.

7. The designation of Class A Shares, Class B Shares, Class C Shares, Class C2 Shares, Class D Shares and Class I Shares hereby shall not impair the power of the Trustees from time to time to designate additional classes of Shares of the Trust.

8. Subject to the applicable provisions of the 1940 Act, the Trustees may from time to time modify the preferences, voting powers, rights and privileges of any of the Classes designated hereby or redesignate any of the Classes designated hereby without any action or consent of the Shareholders.

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 18th day of November, 2013.

/s/ Robert P. Bremner	/s/ Jack B. Evans
Robert P. Bremner,	Jack B. Evans,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ William C. Hunter	/s/ David J. Kundert
William C. Hunter,	David J. Kundert,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ John K. Nelson	/s/ William J. Schneider
John K. Nelson,	William J. Schneider,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Judith M. Stockdale	/s/ Carole E. Stone
Judith M. Stockdale,	Carole E. Stone,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Virginia L. Stringer	/s/ Terence J. Toth
Virginia L. Stringer,	Terence J. Toth,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606